NEUBERGER BERMAN INCOME FUNDS
CLASS R3
ADMINISTRATION AGREEMENT

SCHEDULE A

Class R3 of the Series of Neuberger Berman Income Funds currently subject to this Agreement are as follows:

Neuberger Berman High Income Bond Fund

Date:  October 31, 2011

NEUBERGER BERMAN INCOME FUNDS
CLASS R3
ADMINISTRATION AGREEMENT

SCHEDULE B

Compensation pursuant to Paragraph 3 of the Neuberger Berman Income Funds Class R3 Administration Agreement shall be:

(1)	For the services provided to the Trust or to each Series without regard to class, 0.06% per annum of the average daily net assets of Class R3 of each Series;

(2)
For the services provided to Class R3 of a Series and its shareholders (including amounts paid to third parties), 0.21% per annum of the average daily net assets of Class R3 of said Series; plus in each case

(3)
Certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communication, subject to the prior approval of an annual budget by the Trust’s Board of Trustees, including a majority of those Trustees who are not interested persons of the Trust or of Neuberger Berman Management LLC, and periodic reports to the Board of Trustees on actual expenses.

Date:  October 31, 2011